EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 4.0%; EPS Increases 16.4% to $8.46

MEMPHIS, Tenn., May 27, 2014 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.3 billion for its third quarter (12 weeks) ended May 10, 2014, an increase of 6.2% from the third quarter of fiscal 2013 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 4.0% for the quarter.

Net income for the quarter increased $19.6 million, or 7.4%, over the same period last year to $285.2 million, while diluted earnings per share increased 16.4% to $8.46 per share from $7.27 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.0% (versus 51.8% for last year's quarter). The improvement in gross margin was attributable to higher merchandise margins and lower shrink expense, partially offset by higher supply chain costs associated with current year inventory initiatives (25 bps). Operating expenses, as a percentage of sales, were 31.5% (versus 31.1% last year). The increase in operating expenses, as a percentage of sales, was primarily due to higher store payroll (14 bps) and annualizing the benefit recorded last year for the net gain on disposal of certain assets (18 bps).

Under its share repurchase program, AutoZone repurchased 795 thousand shares of its common stock for $420 million during the third quarter, at an average price of $529 per share. Year to date, the Company has repurchased 1.877 million shares of its common stock for $912 million, at an average price of $486 per share. At the end of the third quarter, the Company had $307 million remaining under its current share repurchase authorization.

The Company's inventory increased 12.0% over the same period last year, driven by a combination of increased product placement and new store openings. Inventory per store was $594 thousand versus $547 thousand last year and $589 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis was a negative $84 thousand versus negative $63 thousand last year.

"We are pleased to report our thirty-first consecutive quarter of double digit earnings per share growth. AutoZoners across the company are dedicated to providing superior service to our customers and that dedication is evidenced in our consistently strong performance.  For the third quarter, overall our sales performance was generally consistent with the second quarter.  While failure related categories were particularly strong in the second quarter, as expected, the deferrable maintenance categories rebounded in the third quarter and we expect that trend to continue through the summer.  Our inventory availability test initiatives continue to show promise although we still have significant testing to complete before we determine our long-term approach.  As we have routinely stated, we will remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 10, 2014, AutoZone opened 30 new stores in the U.S., and seven new stores in Mexico. As of May 10, 2014, the Company had 4,901 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 374 stores in Mexico, and four stores in Brazil for a total count of 5,279.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 27, 2014, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, June 3, 2014, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 31, 2013, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2014

Condensed Consolidated Statements of Operations
3rd Quarter, FY2014
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended May 10, 2014	12 Weeks Ended May 4, 2013

Net sales	$ 2,341,545	$ 2,205,878
Cost of sales	1,124,587	1,063,165
Gross profit	1,216,958	1,142,713
Operating, SG&A expenses	738,006	686,683
Operating profit (EBIT)	478,952	456,030
Interest expense, net	36,162	42,091
Income before taxes	442,790	413,939
Income taxes	157,633	148,356
Net income	$ 285,157	$ 265,583
Net income per share:
Basic	$ 8.62	$ 7.39
Diluted	$ 8.46	$ 7.27
Weighted average shares outstanding:
Basic	33,073	35,922
Diluted	33,716	36,529

Year-To-Date 3rd Quarter, FY2014
(in thousands, except per share data)	GAAP Results
	36 weeks Ended May 10, 2014	36 weeks Ended May 4, 2013

Net sales	$ 6,425,617	$ 6,052,116
Cost of sales	3,085,927	2,915,556
Gross profit	3,339,690	3,136,560
Operating, SG&A expenses	2,139,668	1,999,682
Operating profit (EBIT)	1,200,022	1,136,878
Interest expense, net	118,083	124,519
Income before taxes	1,081,939	1,012,359
Income taxes	385,865	367,078
Net income	$ 696,074	$ 645,281
Net income per share:
Basic	$ 20.71	$ 17.76
Diluted	$ 20.34	$ 17.44
Weighted average shares outstanding:
Basic	33,610	36,342
Diluted	34,217	37,008

Selected Balance Sheet Information
(in thousands)
	May 10, 2014	May 4, 2013	August 31, 2013

Cash and cash equivalents	$ 145,349	$ 133,685	$ 142,191
Merchandise inventories	3,133,350	2,796,782	2,861,014
Current assets	3,587,844	3,178,323	3,278,013
Property and equipment, net	3,193,289	3,002,823	3,071,361
Total assets	7,371,802	6,783,041	6,892,089
Accounts payable	3,574,921	3,116,557	3,307,535
Current liabilities*	4,603,952	3,836,049	4,169,150
Total debt*	4,378,400	4,001,100	4,187,000
Stockholders' (deficit)	(1,808,230)	(1,532,342)	(1,687,319)
Working capital	(1,016,108)	(657,726)	(891,137)

* Current liabilities and total debt both include short-term borrowings of $215,156 at May 10, 2014; $0 at May 4, 2013 and $173,733 at August 31, 2013. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 10, 2014	May 4, 2013
Net income	$ 1,067,273	$ 969,013
Add: Interest	178,979	182,664
Taxes	589,990	545,257
EBIT	1,836,242	1,696,934

Add: Depreciation and amortization	243,605	222,586
Rent expense	254,606	237,657
Share-based expense	40,660	35,123
EBITDAR	$ 2,375,113	$ 2,192,300

Debt	$ 4,378,400	$ 4,001,100
Capital lease obligations	106,214	104,707
Add: rent x 6	1,527,636	1,425,942
Adjusted debt	$ 6,012,250	$ 5,531,749

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended May 10, 2014	12 Weeks Ended May 4, 2013	36 weeks Ended May 10, 2014	36 weeks Ended May 4, 2013

Depreciation and amortization	$ 58,132	$ 52,888	$ 172,286	$ 155,932
Capital spending	$ 101,763	$ 89,242	$ 261,724	$ 258,855

Cash flow before share repurchases:
Increase in cash and cash equivalents	$ 5,594	$ 18,137	$ 3,158	$ 30,592
Subtract increase in debt	56,716	3,238	191,400	232,755
Add back share repurchases	419,999	325,000	911,537	827,348
Cash flow before share repurchases and changes in debt	$ 368,877	$ 339,899	$ 723,295	$ 625,185

Other Selected Financial Information
(in thousands, except ROIC)
	May 10, 2014	May 4, 2013

Cumulative share repurchases ($ since fiscal 1998)	$ 13,843,095	$ 12,371,591
Remaining share repurchase authorization ($)	$ 306,905	$ 278,409

Cumulative share repurchases (shares since fiscal 1998)	136,525	133,339

Shares outstanding, end of quarter	32,613	35,471

	Trailing 4 Quarters
	May 10, 2014	May 4, 2013
Net income	$ 1,067,273	$ 969,013
Adjustments:
Interest expense	178,979	182,664
Rent expense	254,606	237,657
Tax effect*	(154,356)	(151,315)
After-tax return	1,346,502	1,238,019

Average debt**	4,212,337	3,835,221
Average stockholders' deficit**	(1,691,875)	(1,527,734)
Add: Rent x 6	1,527,636	1,425,942
Average capital lease obligations**	105,496	101,633
Pre-tax invested capital	$ 4,153,594	$ 3,835,062

Return on Invested Capital (ROIC)	32.4%	32.3%

* Effective tax rate over trailing four quarters ended May 10, 2014 is 35.6% and May 4, 2013 is 36.0%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2014
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended May 10, 2014	12 Weeks Ended May 4, 2013	36 weeks Ended May 10, 2014	36 weeks Ended May 4, 2013
Domestic stores:
Store count:
Beginning domestic stores	4,871	4,735	4,836	4,685
Stores opened	30	33	65	84
Stores closed	--	1	--	2
Ending domestic stores	4,901	4,767	4,901	4,767

Relocated stores	4	3	7	6

Stores with commercial programs	3,732	3,248	3,732	3,248

Square footage (in thousands):	31,863	30,934	31,863	30,934

Mexico stores:
Stores opened	7	7	12	20
Total stores in Mexico	374	341	374	341

Brazil stores:
Stores opened	--	--	1	1
Total stores in Brazil	4	1	4	1

Total stores chainwide	5,279	5,109	5,279	5,109

Square footage (in thousands):	34,627	33,430	34,627	33,430
Square footage per store	6,559	6,543	6,559	6,543

Sales Statistics
($ in thousands, except sales per average square foot)

Total Auto Parts (Domestic, Mexico, and Brazil)	12 Weeks Ended May 10, 2014	12 Weeks Ended May 4, 2013	Trailing 4 Quarters May 10, 2014	Trailing 4 Quarters May 4, 2013
Total auto parts sales	$ 2,258,413	$ 2,128,109	$ 9,177,184	$ 8,579,934
% Increase vs. LY	6.1%	2.9%	7.0%	3.3%

Sales per average store	$ 429	$ 418	$ 1,767	$ 1,713
Sales per average square foot	$ 65	$ 64	$ 270	$ 262

Domestic Commercial
Total domestic commercial sales	$ 406,038	$ 356,257	$ 1,586,706	$ 1,384,117
% Increase vs. LY	14.0%	9.7%	14.6%	11.9%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 83,132	$ 77,769	$ 343,847	$ 235,767
% Increase vs. LY	6.9%	79.9%	45.8%	32.5%

	12 Weeks Ended May 10, 2014	12 Weeks Ended May 4, 2013	36 weeks Ended May 10, 2014	36 weeks Ended May 4, 2013
Domestic same store sales	4.0%	0.0%	3.1%	(0.4%)

Inventory Statistics (Total Stores)

	as of May 10, 2014	as of May 4, 2013
Accounts payable/inventory	114.1%	111.4%

($ in thousands)
Inventory	$ 3,133,350	$ 2,796,782
Inventory per store	$ 594	$ 547
Net inventory (net of payables)	$ (441,571)	$ (319,775)
Net inventory / per store	$ (84)	$ (63)

	Trailing 5 Quarters
	May 10, 2014	May 4, 2013
Inventory turns	1.5 x	1.6 x
CONTACT: Financial: Brian Campbell at (901) 495-7005,
         brian.campbell@autozone.com
         Media: Ray Pohlman at (866) 966-3017,
         ray.pohlman@autozone.com